Exhibit 10.28

October 28, 2008

Mr. Kenneth I. Juster

188 Minna Street

San Francisco, CA 84105

         Re:      AGREEMENT FOR A MEMBER OF THE BOARD OF BUSINESS ADVISORS

Dear Ken:

         This document is intended to memorialize the amendment of your AGREEMENT FOR A MEMBER OF THE BOARD OF BUSINESS ADVISORS, dated July 16, 2007 and modified on August 16, 2007.

         Our signatures below confirm that we have agreed to modify the above referenced agreement only as described below as follows:

1.       Term

           Provision (b) as originally written has been deleted in its entirety and is amended to read as follows:

Both parties agree to extend the contact under the same terms and conditions, as amended, for a fourth year. However, both parties may terminate the contract for any reason in accordance with provision 5.

3.       Compensation and Benefits provision (a).

         The provision, as originally written has been deleted in its entirety and is amended to read as follows:

(a)

Advisor’s Fee (the “Advisor’s Fee”).  In consideration of the services to be rendered under this Agreement, Company shall provide to Advisor a non-employee Advisor’s Fee of the equivalent of four million (4,000,000) shares of Sunovia  Energy Technologies, Inc. restricted common stock as follows: upon the Effective Date, one million (1,000,000) shares of Sunovia Energy Technologies, Inc. restricted common stock that shall vest immediately upon issuance, and the remainder as follows: Advisor will become a member of CRACA, owning .6% (six tenths of one percent), on the terms and conditions provided in the CRACA Operating Agreement, as amended. Juster agrees to execute and deliver counterpart to the amended CRACA Operating Agreement dated as of October 27, 2008. Sunovia Represents and warrants that CRACA holds an option to purchase 500,000,000 shares of Sunovia at $.10 per share and that Juster’s interest in CRACA is the equivalent of 3,000,000 SUNOVIA common shares vesting one-third (1/3) as of the signing of this amendment, one third (1/3) on July 16, 2009, and the remainder on July 16, 2010, in each case provided that Advisor remains an advisor to the Company on the applicable vesting date.

Furthermore, both parties acknowledge that in November and December, 2007, Sun Energy Solar, Inc. entered into a series of transactions known as a “reverse merger” that resulted in the changing of name of Sun Energy Solar to Sunovia Solar, Inc. and the contract has been assumed by Sunovia Solar’s parent, Sunovia Energy Technologies, Inc.

APPROVED AND AGREED:

DATE:

                                       Kenneth I. Juster

_____________           ____________________________

DATE:                              Sunovia Energy Technologies, Inc.

_____________           ____________________________

                                          Carl L. Smith

                                          Chairman and Chief Executive

                                          Officer

.